EXHIBIT 4.1

LANTRONIX, INC.

INDUCEMENT STOCK OPTION AGREEMENT

As an inducement material to the hiring of ____________ (the “Optionee”) as ____________ of Lantronix, Inc., a Delaware corporation (the “Company”), hereby grants to the Optionee an award (the “Award”) of the number of non-qualified stock options set forth below. This Award is subject to all of the terms and conditions set forth herein and in this Inducement Stock Option Agreement (the “Inducement Agreement”). This Award is not issued pursuant to the Company’s Amended & Restated 2010 Stock Incentive Plan or any other equity incentive plan of the Company.

1.                  Grant of Option. The Company hereby grants to the Optionee an option (the “Option”) to purchase the number of shares (the “Shares”) of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”) set forth below, at the exercise price per share set forth below (the “Exercise Price”), subject to the terms and conditions of this Inducement Agreement, as follows:

Grant Date:
Vesting Commencement Date:
Exercise Price per Share:
Total Number of Shares Granted:
Total Exercise Price:
Type of Option:
Term/Expiration Date:	__ Years from the Grant Date
Vesting Schedule:

2.                  Exercise of Option.

(a)               Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in Section 1 and the applicable provisions of this Inducement Agreement, subject to Optionee’s remaining a Service Provider of the Company on each vesting date.

(b)               Post-Termination Exercise Period. If Optionee ceases to be a Service Provider of the Company, then this Option may be exercised to the extent vested as of the date of termination until the earlier of (i) ninety (90) days after the date upon which Optionee ceases to be a Service Provider of the Company, or (ii) the original ______-year Option term. If on the date of termination the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will terminate. If after termination the Optionee does not exercise his or her Option within ninety (90) days, the Option will terminate.

(c)               Death or Disability. If the Optionee ceases to be a Service Provider of the Company as a result of the Optionee’s death or disability, the Optionee or the Optionee’s beneficiary may exercise the Option to the extent vested as of the date of termination within twelve (12) months following the termination of Optionee’s employment.

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(d)               Method of Exercise. This option may be exercised with respect to all or any part of any vested Shares by giving the Company or any stock option plan administrator designated by the Company written or electronic notice of such exercise, in the form designated by the Company or the Company’s designated third-party stock option plan administrator, specifying the number of shares as to which this option is exercised and accompanied by payment of the aggregate Exercise Price as to all exercised shares. This Option shall be deemed to be exercised upon receipt by the Company or any third-party stock option plan administrator designated by the Company of such fully executed exercise notice accompanied by such aggregate Exercise Price. No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with applicable laws. Assuming such compliance, for income tax purposes the exercised shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such exercised shares.

(e)               Payment of Exercise Price. Payment of the aggregate exercise price shall be by any of the following, or a combination thereof, at the election of the Optionee: (i) cash; or (ii) check; or (iii) delivery of a properly executed exercise notice together with such other documentation as the Administrator and a broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale proceeds required to pay the exercise price.

3.                  Term of Option. This Option may be exercised only within the term set out in Section 1, and may be exercised during such term only in accordance with the terms of this Inducement Agreement.

4.                  Administration of Award; Fair Market Value. Subject to the provisions of this Inducement Agreement, the Compensation Committee of the Board of Directors of the Company (the “Administrator”) will have the authority, in its discretion: (i) to construe and interpret the terms of this Inducement Agreement; (ii) to modify or amend each Award (subject to Section 11 of this Inducement Agreement); and (iii) to make all other determinations deemed necessary or advisable for administering this Inducement Agreement. For purposes of this Agreement, “Fair Market Value” means, as of any date, the value of the Common Stock as the Administrator may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Common Stock is so listed on any established stock exchange or a national market system. If the Common Stock is not listed on any established stock exchange or a national market system, the value of the Common Stock will be determined as the Administrator may determine in good faith.

5.                  Tax Consequences. Some of the federal tax consequences relating to this Option, as of the date of this Option, are set forth below. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

(a)               Exercising the Option. The Optionee may incur regular federal income tax liability upon exercise of the Option. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the exercised shares on the date of exercise over their aggregate Exercise Price. If the Optionee is an employee or a former employee, the Company will be required to withhold from his or her compensation or collect from Optionee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

(b)               Withholding Requirements. Prior to the delivery of any Shares pursuant to the exercise of the Option, the Company will have the power and the right to deduct or withhold, or require the Optionee to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Optionee’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

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(c)               Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Optionee to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Optionee through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Optionee with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

6.                  Payments after Death. Any distribution or delivery to be made to the Optionee under this Agreement will, if the Optionee is then deceased, be made to the administrator or executor of the Optionee’s estate. Any such administrator or executor must furnish the Company with (i) written notice of his or her status as transferee, and (ii) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.                  Rights as Stockholder. Neither the Optionee nor any person claiming under or through the Optionee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Optionee or Optionee’s broker.

8.                  Adjustments; Merger or Change in Control; Acceleration.

(a)               Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Inducement Agreement, will adjust the number and class of Shares that may be delivered upon exercise of the Options.

(b)               Dissolution or Liquidation. To the extent not previously settled, this Award shall terminate immediately prior to the dissolution or liquidation of the Company.

(c)               Change in Control. Pursuant to the terms of the Offer Letter dated as of ___________ between the Optionee and the Company (the “Offer Letter”), if the Optionee’s employment with the Company is terminated by the Optionee for Good Reason (as defined in the Offer Letter) or by the Company without Cause (as defined in the Offer Letter) within 60 days prior to or 12 months following a Change in Control (as defined in the Offer Letter), then, subject to the Optionee’s execution and non-revocation of a release of claims in a form provided by the Company and resignation by the Optionee from any Company-affiliated board positions, all unvested Options under this Inducement Agreement shall fully vest and be become exercisable.

9.                  No Effect on Employment. The Optionee’s employment with the Company is on an at-will basis only. Accordingly, nothing in this Inducement Agreement confers upon Optionee any right with respect to continuing the Optionee’s relationship as an employee of the Company, nor will this Inducement Agreement interfere in any way with the Optionee’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws.

10.              Non-Transferability of Option. This Option may not be transferred in any manner except by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by the Optionee. The terms of this Inducement Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee. Upon any attempt to transfer the Award, the Award and the rights and privileges conferred hereby immediately will become null and void.

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11.              Amendment. The Administrator may at any time amend this Inducement Agreement; provided, however, that no amendment of this Inducement Agreement will impair the rights of the Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company.

12.              Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Optionee (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

13.              Code Section 409A. Notwithstanding anything in this Inducement Agreement to the contrary, this Inducement Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted in a manner consistent with such intention.

14.              Governing Law. This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).

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By your signature and the signature of the Company’s representative below, you and the Company agree that this Award is granted under and governed by the terms and conditions of this Inducement Agreement. Optionee has reviewed this Inducement Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Inducement Agreement and fully understands all provisions of this Inducement Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to this Inducement Agreement. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

OPTIONEE	LANTRONIX, INC.

Signature: ___________________________	Signature: ___________________________
Print Name: __________________________	Print Name: __________________________
Date: _______________________________	Title: _______________________________
Date: _______________________________

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